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                                                                     EXHIBIT 5.1

                  [Letterhead of Fulbright & Jaworski L.L.P.]


                                              May 10, 2001



Universal Health Realty Income Trust
Universal Corporate Center
367 South Gulph Road
King of Prussia, Pennsylvania 19406

Ladies and Gentlemen:

     We have acted as counsel to Universal Health Realty Income Trust, a Maryland real estate investment trust (the "Trust"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the Trust's shares of beneficial interest, $.01 par value ("Trust Shares"), with an aggregate offering price of up to $100,000,000 on a registration statement on Form S-3 (such registration statement, as it may be amended from time to time, the "Registration Statement").

     We have examined such records of the Trust, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion letter. Our opinion set forth below is limited to the law of Maryland.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     We assume that appropriate action will be taken, prior to the offer and sale of Trust Shares, to register and qualify such Trust Shares for sale under all applicable state securities or "blue sky" laws.

     Based on the foregoing, we advise you that in our opinion the Trust Shares, which may be issued and sold by the Trust, (i) have been duly and validly authorized for issuance by the Trust and, (ii) when sold following the effectiveness of the Registration Statement under the Act in the manner contemplated by the applicable definitive purchase, underwriting or other similar agreement approved by the trustees and upon receipt by the Trust of payment therefor as provided in such agreement, will be legally issued, fully paid and non-assessable with no personal liability attaching to ownership thereof other than as described under the caption "Description of the Trust's Shares of Beneficial Interest - Shareholder Liability" in the Registration Statement.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is
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required to be filed with the Registration Statement under the provisions of the
Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     The opinion expressed herein is solely for your benefit, and may be relied upon only by you.

                                              Very truly yours,


                                              /s/ Fulbright & Jaworski L.L.P.